Contact:
Sean McHugh
Vice President, Investor Relations & Treasury
(404) 745-2889

CARTER'S, INC. REPORTS THIRD QUARTER 2012 RESULTS

•	Net Sales $669 Million, Up 5%

•	Earnings Per Share $0.99, Up 71%; Adjusted Earnings Per Share $1.02, Up 52%

ATLANTA, October 25, 2012 -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, today reported its third quarter 2012 results.

“We are reporting a record level of sales and earnings in our third quarter.  These results were driven by the growth of our direct-to-consumer businesses, higher sales of our Carter's and OshKosh B'gosh branded products in international markets, and an improvement in product costs,” said Michael D. Casey, Chairman and Chief Executive Officer.  “We believe consumers are responding to the compelling style, value, and convenience of our product offerings.  To further strengthen our business, we are funding significant investments this year to support our multi-channel growth opportunities.”

Third Quarter of Fiscal 2012 compared to Third Quarter of Fiscal 2011
Consolidated net sales increased $29.0 million, or 4.5%, to $668.7 million.  Net domestic sales of the Company’s Carter’s brands increased $19.6 million, or 4.1%, to $492.9 million.  Net domestic sales of the Company’s OshKosh B’gosh brand decreased $0.6 million, or 0.6%, to $106.3 million.  Net international sales to customers outside the United States increased $10.0 million, or 16.9%, to $69.4 million. Consolidated net sales in the third quarter of fiscal 2012 include $5.3 million in off-price channel sales, compared to $19.0 million in the third quarter of fiscal 2011.

Operating income in the third quarter of fiscal 2012 was $95.4 million, an increase of $38.6 million, or 68.0%, from $56.8 million in the third quarter of fiscal 2011.  Third quarter fiscal 2012 pre-tax income includes expenses of approximately $1.9 million related to the revaluation of contingent consideration associated with the June 2011 acquisition of Bonnie Togs, a retailer of children's apparel in Canada, and the previously-announced closure of the Company's Hogansville, Georgia distribution center in fiscal 2013. Third quarter fiscal 2011 pre-tax income included approximately $7.0 million of expenses related to the Bonnie Togs acquisition, including $5.9 million of purchase accounting adjustments recorded in cost of goods sold. Excluding the facility closure-related costs and the acquisition-related expenses noted above and detailed at the end of this release, adjusted operating income in the third quarter of fiscal 2012 was $97.3 million, an increase of $33.5 million, or 52.5%, from the third quarter of fiscal 2011. The adjusted operating income increase reflects lower product costs and improved pricing.

Net income increased $24.9 million, or 72.4%, to $59.4 million, or $0.99 per diluted share, compared to $34.4 million, or $0.58 per diluted share, in the third quarter of fiscal 2011.  Excluding the facility closure-related costs and the acquisition-related expenses noted above and detailed at the end of this release, adjusted net income in the third quarter of fiscal 2012 increased $21.2 million, or 53.2%, to $61.0 million, or $1.02 per diluted share. This compares to adjusted net income of $39.8 million, or $0.67 per diluted share, in the third quarter of fiscal 2011.

A reconciliation of income as reported under accounting principles generally accepted in the United States of America (“GAAP”) to adjusted income is provided at the end of this release.

Business Segment Results

Carter’s Segments
Carter’s retail segment sales increased $32.8 million, or 17.8%, to $217.3 million. The increase was driven by incremental sales of $18.7 million from new store openings and $12.1 million from eCommerce sales, and a comparable store sales increase of $4.3 million, or 2.7%. This growth was partially offset by a sales decrease of $2.4 million attributed to store closings. In the third quarter of fiscal 2012, the Company opened 15 Carter’s retail stores and closed two.  As of the end of the third quarter, the Company operated 398 Carter’s retail stores in the United States.

Carter’s wholesale segment sales fell $13.2 million, or 4.6%, to $275.6 million principally driven by lower off-price channel sales in the current year.

OshKosh B’gosh Segments
OshKosh retail segment sales decreased $2.4 million, or 3.0%, to $78.1 million. The decrease reflects a sales decline of $3.2 million attributed to store closings and a comparable store sales decline of $3.1 million, or 4.3%. The decreases were partially offset by incremental sales of $3.0 million from eCommerce and $0.9 million from new store openings.  In the third quarter of fiscal 2012, the Company opened two OshKosh retail stores and closed one.  As of the end of the third quarter, the Company operated 167 OshKosh retail stores in the United States.

OshKosh wholesale segment sales increased $1.8 million, or 6.8%, to $28.3 million.

International Segment
International segment sales increased $10.0 million, or 16.9%, to $69.4 million, reflecting growth primarily in the retail store and wholesale channels. In the third quarter of fiscal 2012, the Company opened six retail stores in Canada.  As of the end of the third quarter, the Company operated 79 retail stores in Canada.

First Nine Months of Fiscal 2012 compared to First Nine Months of Fiscal 2011
Consolidated net sales increased $189.4 million, or 12.6%, to $1.7 billion.  Net domestic sales of the Company’s Carter’s brands increased $115.0 million, or 9.8%, to $1.3 billion.  Net domestic sales of the Company’s OshKosh B’gosh brand increased $2.9 million, or 1.1%, to $255.7 million.  Net international sales to customers outside the United States increased $71.5 million to $153.4 million. Consolidated net sales in the first nine months of fiscal 2012 include $31.7 million in off-price channel sales, compared to $67.0 million in the first nine months of fiscal 2011.

Operating income in the first nine months of fiscal 2012 was $183.6 million, an increase of $51.2 million, or 38.7%, from $132.4 million in the first nine months of fiscal 2011.  First nine months fiscal 2012 pre-tax income includes expenses of approximately $5.5 million related to the revaluation of contingent consideration associated with the acquisition of Bonnie Togs and the previously-announced closure of the Company's Hogansville, Georgia distribution center. First nine months fiscal 2011 pre-tax income included approximately $9.2 million of expenses related to the Bonnie Togs acquisition, including $5.9 million of purchase accounting adjustments recorded in cost of goods sold. Excluding the facility closure-related costs and the acquisition-related expenses noted above and detailed at the end of this release, adjusted operating income in the first nine months of fiscal 2012 was $189.1 million, an increase of $47.4 million, or 33.5%, from the first nine months of fiscal 2011.  The adjusted operating income increase reflects improved pricing and volume growth.

Net income increased $33.2 million, or 41.9%, to $112.5 million, or $1.88 per diluted share, compared to $79.2 million, or $1.35 per diluted share, in the first nine months of fiscal 2011.  Excluding the facility closure-related costs and the acquisition-related expenses noted above and detailed at the end of this release, adjusted net income in the first nine months of fiscal 2012 increased $31.0 million, or 36.1%, to $117.0 million, or $1.96 per diluted share. This compares to adjusted net income of $86.0 million, or $1.46 per diluted share, in the first nine months of fiscal 2011.

A reconciliation of income as reported under GAAP to adjusted income is provided at the end of this release.

Cash flow from operations in the first nine months of fiscal 2012 was $129.2 million compared to cash flow used in operations of $85.8 million in the first nine months of fiscal 2011.  The increase was primarily due to favorable net changes in working capital and increased earnings.

Business Segment Results

Carter’s Segments
Carter’s retail segment sales increased $98.5 million, or 21.2%, to $563.8 million, driven by incremental sales of $53.5 million generated by new store openings and $35.7 million from eCommerce sales, and a comparable store sales increase of $14.1 million, or 3.4%. This growth was partially offset by a sales decrease of $4.8 million attributed to store closings. In the first nine months of fiscal 2012, the Company opened 47 Carter’s retail stores and closed eight.

Carter’s wholesale segment sales increased $16.6 million, or 2.4%, to $719.6 million, principally reflecting growth in the Company's Carter's and Child of Mine brands, partially offset by lower off-price channel sales.

OshKosh B’gosh Segments
OshKosh retail segment sales increased $2.8 million, or 1.5%, to $194.4 million, driven by incremental sales of $9.0 million generated by eCommerce and $1.9 million generated by new store openings, partially offset by a decrease of $7.8 million attributed to store closings and a comparable store sales decrease of $0.3 million, or 0.2%.  In the first nine months of fiscal 2012, the Company opened three OshKosh retail stores and closed six.

OshKosh wholesale segment sales were $61.3 million, comparable to the prior-year period.

International Segment
International segment sales increased $71.5 million to $153.4 million, principally reflecting the contribution of the Company's business in Canada and higher wholesale sales in other countries. In the first nine months of fiscal 2012, the Company opened 14 retail stores in Canada.

2012 Business Outlook
For the fourth quarter of fiscal 2012, the Company expects net sales to increase approximately 10% over the fourth quarter of fiscal 2011. The Company expects adjusted diluted earnings per share, excluding expenses of approximately $5 million to $7 million related to the previously-announced consolidation of its Shelton, Connecticut operations to Atlanta, Georgia,expenses totaling approximately $2 million related to the Bonnie Togs acquisition and the previously-announced distribution center closure, or other items the Company believes to be nonrepresentative of underlying business performance, to be approximately $0.81 compared to adjusted diluted earnings per share of $0.63 in the fourth quarter of fiscal 2011.

For fiscal 2012, the Company expects net sales will increase approximately 12% over fiscal 2011. The Company expects adjusted diluted earnings per share, excluding expenses totaling approximately $7 million to $8 million related to the Bonnie Togs acquisition and the previously-announced distribution center closure, expenses of approximately $5 million to $7 million related to the previously-announced consolidation noted above, or other items the Company believes to be nonrepresentative of underlying business performance, to be approximately $2.77 compared to adjusted diluted earnings per share of $2.09 in fiscal 2011.

Conference Call
The Company will hold a conference call with investors to discuss third quarter fiscal 2012 results and its business outlook on October 25, 2012 at 8:30 a.m. Eastern Time. To participate in the call, please dial 913-312-1266. To listen to a live broadcast of the call on the internet, please log on to www.carters.com and select the “Third Quarter 2012 Earnings Conference Call” link under the “Investor Relations” tab. Presentation materials for the call can be accessed under the same "Investor Relations" tab by selecting the “Webcasts & Presentations” link under the “News & Events” tab. A replay of the call will be available shortly after the broadcast through November 2, 2012, at 719-457-0820, passcode 4403322. The replay will also be archived on the Company's website.

About Carter's, Inc.
Carter's, Inc. is the largest branded marketer in the United States of apparel and related products exclusively for babies and young children. The Company owns the Carter's and OshKosh B'gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through more than 600 Company-operated stores in the United States and Canada and on-line at www.carters.com and www.oshkoshbgosh.com. The Company's Just One You, Precious Firsts, and Genuine Kids brands are available at Target, and its Child of Mine brand is available at Walmart. Carter's is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.

Cautionary Language
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated financial results for the fourth quarter of fiscal 2012 and fiscal year 2012, or any other future period, assessment of the Company's performance and financial position, and drivers of the Company's sales and earnings growth. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Factors that could cause actual results to materially differ include: the acceptance of the Company's products in the marketplace; changes in consumer preference and fashion trends; seasonal fluctuations in the children's apparel business; negative publicity; the breach of the Company's consumer databases; increased production costs; deflationary pricing pressures and customer acceptance of higher selling prices; a continued decrease in the overall level of consumer spending; the Company's dependence on its foreign supply sources; failure of its foreign supply sources to meet the Company's quality standards or regulatory requirements; the impact of governmental regulations and environmental risks applicable to the Company's business; disruption to our eCommerce business, distribution facilities, or in-sourcing capabilities; the loss of a product sourcing agent; increased competition in the baby and young children's apparel market; the ability of the Company to identify new retail store locations, and negotiate appropriate lease terms for the retail stores; the ability of the Company to adequately forecast demand, which could create significant levels of excess inventory; failure to achieve sales growth plans, cost savings, and other assumptions that support the carrying value of the Company's intangible assets; the ability to attract and retain key individuals within the organization; the risk that actual charges related to the consolidation of the company's Shelton, Connecticut-based operations with the company's Atlanta, Georgia-based operations could be greater than estimated as the consolidation is implemented, the risk that this office consolidation may not be completed during the expected time frame or at all due to the delay on securing, or inability to secure, suitable facilities or other reasons, and the risk that the company may not achieve the expected benefits of the office consolidation as a result of business disruption or other factors. Many of these risks are further described in the most recently filed Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission under the headings "Risk Factors" and "Forward-Looking Statements." The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	For the three-month periods ended		For the nine-month periods ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net sales	$668,657	$639,617	$1,692,481	$1,503,105
Cost of goods sold	398,580	447,504	1,044,422	1,017,864
Gross profit	270,077	192,113	648,059	485,241
Selling, general, and administrative expenses	185,167	145,842	491,162	380,912
Royalty income	(10,482)	(10,494)	(26,722)	(28,092)
Operating income	95,392	56,765	183,619	132,421
Interest expense, net	1,716	1,699	5,411	5,305
Foreign currency gain	(249)	(88)	(150)	(319)
Income before income taxes	93,925	55,154	178,358	127,435
Provision for income taxes	34,547	20,705	65,900	48,204
Net income	$59,378	$34,449	$112,458	$79,231
Basic net income per common share	$1.01	$0.59	$1.91	$1.37
Diluted net income per common share	$0.99	$0.58	$1.88	$1.35

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(unaudited)

	For the three-month periods ended						For the nine-month periods ended
(dollars in thousands)	September 29, 2012		% of Total	October 1, 2011		% of Total	September 29, 2012		% of Total	October 1, 2011		% of Total
Net sales:
Carter’s Wholesale	$275,577		41.2%	$288,775		45.1%	$719,585		42.5%	$703,028		46.7%
Carter’s Retail (a)	217,299		32.5%	184,498		28.9%	563,764		33.3%	465,281		31.0%
Total Carter’s	492,876		73.7%	473,273		74.0%	1,283,349		75.8%	1,168,309		77.7%
OshKosh Retail (a)	78,070		11.7%	80,472		12.6%	194,359		11.5%	191,578		12.7%
OshKosh Wholesale	28,276		4.2%	26,472		4.1%	61,339		3.6%	61,248		4.1%
Total OshKosh	106,346		15.9%	106,944		16.7%	255,698		15.1%	252,826		16.8%
International (b)	69,435		10.4%	59,400		9.3%	153,434		9.1%	81,970		5.5%
Total net sales	$668,657		100.0%	$639,617		100.0%	$1,692,481		100.0%	$1,503,105		100.0%

Operating income (loss):			% of segment net sales			% of segment net sales			% of segment net sales			% of segment net sales
Carter’s Wholesale	$53,284		19.3%	$33,023		11.4%	$129,500		18.0%	$90,603		12.9%
Carter’s Retail (a)	43,050		19.8%	26,090		14.1%	93,535		16.6%	72,146		15.5%
Total Carter’s	96,334		19.5%	59,113		12.5%	223,035		17.4%	162,749		13.9%
OshKosh Retail (a)	3,397		4.4%	1,694		2.1%	(13,419)		(6.9)%	(9,427)		(4.9)%
OshKosh Wholesale	1,927		6.8%	513		1.9%	1,507		2.5%	81		0.1%
Total OshKosh	5,324		5.0%	2,207		2.1%	(11,912)		(4.7)%	(9,346)		(3.7)%
International (b) (c)	16,643		24.0%	7,934		13.4%	30,371		19.8%	16,519		20.2%
Segment operating income	118,301		17.7%	69,254		10.8%	241,494		14.3%	169,922		11.3%
Corporate expenses (d)	(22,909)	(e)	(3.4)%	(12,489)	(f)	(2.0)%	(57,875)	(e)	(3.4)%	(37,501)	(f)	(2.5)%
Total operating income	$95,392		14.3%	$56,765		8.9%	$183,619		10.8%	$132,421		8.8%

(a)	Includes eCommerce results.

(b)	Net sales includes international retail, eCommerce, and wholesale sales. Operating income includes international licensing income.

(c)
Includes charges of $1.1 million and $2.9 million for the three and nine-month periods ended September 29, 2012, respectively, associated with the revaluation of the Company’s contingent consideration. Includes charges of $1.0 million for both the three and nine-month periods ended October 1, 2011, associated with the revaluation of the Company’s contingent consideration and $5.9 million for both periods related to the amortization of the fair value step-up for Bonnie Togs inventory acquired.

(d)
Corporate expenses generally include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, building occupancy, information technology, certain legal fees, consulting, and audit fees.

(e)
Includes $0.8 million and $2.6 million in facility closure-related costs related to closure of a distribution facility located in Hogansville, Georgia for the three and nine-month periods ended September 29, 2012, respectively. For the third quarter of fiscal 2012, the total closure-related costs consisted of severance of $0.3 million, accelerated depreciation (included in selling, general and administrative expenses) of $0.4 million, and other closure costs of $0.1 million. For the first nine months of fiscal 2012, the total closure-related costs consisted of severance of $1.7 million, accelerated depreciation (included in selling, general and administrative expenses) of $0.8 million, and other closure costs of $0.1 million.

(f)	Includes $0.1 million and $2.3 million of professional service fees associated with the acquisition of Bonnie Togs for the three and nine-month periods ended October 1, 2011, respectively.

Certain prior year amounts have been reclassified for comparative purposes.

CARTER’S, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	September 29, 2012	December 31, 2011	October 1, 2011
ASSETS
Current assets:
Cash and cash equivalents	$254,321	$233,494	$81,634
Accounts receivable, net	200,156	157,754	214,558
Finished goods inventories, net	375,102	347,215	385,960
Prepaid expenses and other current assets	16,913	18,519	16,412
Deferred income taxes	29,984	25,165	24,384
Total current assets	876,476	782,147	722,948
Property, plant, and equipment, net	153,330	122,346	111,830
Tradenames	305,962	306,176	306,234
Goodwill	190,470	188,679	186,536
Deferred debt issuance costs, net	3,074	2,624	2,801
Other intangible assets, net	210	258	268
Other assets	3,268	479	499
Total assets	$1,532,790	$1,402,709	$1,331,116
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$—	$—
Accounts payable	115,005	102,804	83,491
Other current liabilities	89,158	49,949	42,426
Total current liabilities	204,163	152,753	125,917
Long-term debt	186,000	236,000	236,000
Deferred income taxes	113,280	114,421	115,982
Other long-term liabilities	95,905	93,826	81,600
Total liabilities	599,348	597,000	559,499
Commitments and contingencies
Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at September 29, 2012, December 31, 2011, and October 1, 2011	—	—	—
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 59,035,891, 58,595,421, and 58,529,586 shares issued and outstanding at September 29, 2012, December 31, 2011, and October 1, 2011, respectively	590	586	585
Additional paid-in capital	244,861	231,738	228,061
Accumulated other comprehensive loss	(9,134)	(11,282)	(6,911)
Retained earnings	697,125	584,667	549,882
Total stockholders’ equity	933,442	805,709	771,617
Total liabilities and stockholders’ equity	$1,532,790	$1,402,709	$1,331,116

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)

	For the nine-month periods ended
	September 29, 2012	October 1, 2011
Cash flows from operating activities:
Net income	$112,458	$79,231
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	26,338	23,522
Amortization of Bonnie Togs inventory step-up	—	5,944
Non-cash revaluation of contingent consideration	2,883	1,020
Amortization of Bonnie Togs tradename and non-compete agreements	281	96
Amortization of debt issuance costs	681	531
Non-cash stock-based compensation expense	9,718	7,161
Income tax benefit from stock-based compensation	(2,387)	(6,292)
Loss on disposal of property, plant, and equipment	747	149
Deferred income taxes	(5,612)	8,021
Effect of changes in operating assets and liabilities:
Accounts receivable	(42,209)	(90,263)
Inventories	(26,963)	(59,355)
Prepaid expenses and other assets	(332)	1,019
Accounts payable and other liabilities	53,612	(56,572)

Net cash provided by (used in) operating activities	129,215	(85,788)

Cash flows from investing activities:
Capital expenditures	(59,816)	(29,157)
Acquisition of Bonnie Togs	—	(61,199)
Proceeds from sale of property, plant, and equipment	6	10

Net cash used in investing activities	(59,810)	(90,346)

Cash flows from financing activities:
Borrowings under revolving credit facility	2,500	—
Payments on revolving credit facility	(52,500)	—
Payment of debt issuance costs	(1,916)	—
Income tax benefit from stock-based compensation	2,387	6,292
Withholdings from vesting of restricted stock	(2,794)	(1,635)
Proceeds from exercise of stock options	3,650	5,428

Net cash (used in) provided by financing activities	(48,673)	10,085

Effect of exchange rate changes on cash	95	301
Net increase (decrease) in cash and cash equivalents	20,827	(165,748)
Cash and cash equivalents, beginning of period	233,494	247,382

Cash and cash equivalents, end of period	$254,321	$81,634

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS

	Three-month period ended September 29, 2012
(dollars in millions, except earnings per share)	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$185.2	$95.4	$59.4	$0.99
Revaluation of contingent consideration (a)	(1.1)	1.1	1.1	0.02
Facility closure-related costs (b)	(0.8)	0.8	0.5	0.01
As adjusted (e)	$183.3	$97.3	$61.0	$1.02

	Nine-month period ended September 29, 2012
(dollars in millions, except earnings per share)	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$491.2	$183.6	$112.5	$1.88
Revaluation of contingent consideration (a)	(2.9)	2.9	2.9	0.05
Facility closure-related costs (b)	(2.6)	2.6	1.6	0.03
As adjusted (e)	$485.7	$189.1	$117.0	$1.96

	Three-month period ended October 1, 2011
(dollars in millions, except earnings per share)	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$192.1	$145.8	$56.8	$34.4	$0.58
Amortization of fair value step-up of inventory (c)	5.9	—	5.9	4.3	0.07
Revaluation of contingent consideration (a)	—	(1.0)	1.0	1.0	0.02
Professional fees / other expenses (d)	—	(0.1)	0.1	—	—
As adjusted (e)	$198.1	$144.8	$63.8	$39.8	$0.67

	Nine-month period ended October 1, 2011
(dollars in millions, except earnings per share)	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$485.2	$380.9	$132.4	$79.2	$1.35
Amortization of fair value step-up of inventory (c)	5.9	—	5.9	4.3	0.07
Revaluation of contingent consideration (a)	—	(1.0)	1.0	1.0	0.02
Professional fees / other expenses (d)	—	(2.3)	2.3	1.4	0.02
As adjusted (e)	$491.2	$377.6	$141.7	$86.0	$1.46

(a)	Revaluation of the contingent consideration liability associated with the Company's June 2011 acquisition of Bonnie Togs.

(b)
Costs related to the closure of a distribution facility located in Hogansville, Georgia, including severance and related benefits of $0.3 million and $1.7 million for the three and nine-month periods ended September 29, 2012, respectively, $0.4 million and $0.8 million in accelerated depreciation for the three and nine-months period ended September 29, 2012, respectively, and $0.1 million in other closure costs for the three and nine-month periods ended September 29, 2012, respectively.

(c)	Expense related to the amortization of the fair value step-up for Bonnie Togs inventory acquired.

(d)	Professional service fees associated with the acquisition of Bonnie Togs.

(e)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present gross margin, SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

Note: Results may not be additive due to rounding.
Certain prior year amounts have been reclassified for comparative purposes.

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS

	Three-month period ended December 31, 2011
(dollars in millions, except earnings per share)	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$207.0	$161.2	$55.0	$34.8	$0.59
Amortization of fair value step-up of inventory (a)	0.7	—	0.7	0.5	0.01
Revaluation of contingent consideration (b)	—	(1.5)	1.5	1.5	0.02
Professional fees / other expenses (c)	—	(0.8)	0.8	0.5	0.01
As adjusted (d)	$207.8	$158.9	$58.0	$37.3	$0.63

	Twelve-month period ended December 31, 2011
(dollars in millions, except earnings per share)	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$692.3	$542.1	$187.5	$114.0	$1.94
Amortization of fair value step-up of inventory (a)	6.7	—	6.7	4.8	0.08
Revaluation of contingent consideration (b)	—	(2.5)	2.5	2.5	0.04
Professional fees / other expenses (c)	—	(3.0)	3.0	1.9	0.03
As adjusted (d)	$698.9	$536.6	$199.7	$123.2	$2.09

(a)	Expense related to the amortization of the fair value step-up for Bonnie Togs inventory acquired.

(b)	Revaluation of the contingent consideration liability associated with the Company's June 2011 acquisition of Bonnie Togs.

(c)	Professional service fees associated with the acquisition of Bonnie Togs.

(d)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present gross margin, SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above. The Company believes these adjustments provide a meaningful comparison to the Company's results. The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP. The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company's future condition or results of operations.

Note: Results may not be additive due to rounding.
Certain prior year amounts have been reclassified for comparative purposes.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS

	For the three-month periods ended		For the nine-month periods ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Weighted-average number of common and common equivalent outstanding:
Basic number of common shares outstanding	58,267,398	57,729,572	58,175,125	57,366,529
Dilutive effect of unvested restricted stock	189,203	121,633	179,816	108,577
Dilutive effect of stock options	693,526	464,846	663,749	599,805
Diluted number of common and common equivalent shares outstanding	59,150,127	58,316,051	59,018,690	58,074,911

As reported on a GAAP Basis:
Basic net income per common share:
Net income	$59,378,000	$34,449,000	$112,458,000	$79,231,000
Income allocated to participating securities	(775,127)	(384,738)	(1,470,338)	(890,416)
Net income available to common shareholders	$58,602,873	$34,064,262	$110,987,662	$78,340,584

Basic net income per common share	$1.01	$0.59	$1.91	$1.37

Diluted net income per common share
Net income	$59,378,000	$34,449,000	$112,458,000	$79,231,000
Income allocated to participating securities	(766,127)	(381,699)	(1,453,966)	(881,305)
Net income available to common shareholders	$58,611,873	$34,067,301	$111,004,034	$78,349,695

Diluted net income per common share	$0.99	$0.58	$1.88	$1.35

As adjusted (a):
Basic net income per common share:
Net income	$60,963,000	$39,791,000	$116,983,000	$85,967,000
Income allocated to participating securities	(795,818)	(444,400)	(1,529,500)	(966,117)
Net income available to common shareholders	$60,167,182	$39,346,600	$115,453,500	$85,000,883

Basic net income per common share	$1.03	$0.68	$1.98	$1.48

Diluted net income per common share
Net income	$60,963,000	$39,791,000	$116,983,000	$85,967,000
Income allocated to participating securities	(786,578)	(440,889)	(1,512,469)	(956,231)
Net income available to common shareholders	$60,176,422	$39,350,111	$115,470,531	$85,010,769

Diluted net income per common share	$1.02	$0.67	$1.96	$1.46

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $1.6 million and $4.5 million in after-tax expenses from these results for the three and nine-month periods ended September 29, 2012, respectively. The Company has excluded $5.3 million and $6.7 million in after-tax expenses from these results for the three and nine-month periods ended October 1, 2011, respectively.